FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS THIRD QUARTER SALES

 New York, New York, October 22, 2009: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that net sales for the current third quarter were $117.5 million, 5% below last year's third quarter net sales of $123.5 million.  At comparable foreign currency exchange rates, third quarter net sales were 3% below last year's third quarter.  Thus for the first nine months of 2009, net sales were $296.6 million, down 14% from $345.8 million; at comparable foreign currency exchange rates, net sales for the first nine months of 2009 were 11% below last year.  Inter Parfums plans to issue financial results for the third quarter ended September 30, 2009 on Monday, November 9, 2009, after the close of the stock market.

Jean Madar, Chairman of the Board and Chief Executive Officer, noted, "Third quarter sales by our European based operations were $104.0 million, down 4.4% from $108.8 million, in last year's third quarter, which featured the launches of Jeanne Lanvin, Van Cleef & Arpels Féerie, S.T. Dupont Passenger, and the continued rollout of Burberry The Beat for women.  In comparison, the 2009 third quarter new product launches were far more modest and included limited distribution of Van Cleef & Arpels Collection Extraordinaire and the launch of Paul Smith Man, for which the rollout is still underway.  Despite the difficult launch schedule comparison and the weak economic environment, strong growth of Burberry fragrances (up 19% in local currency) on gains by all of the brands' historic lines contributed to our third quarter 2009 sales results."

He continued, "Third quarter sales by U.S. based operations declined 8% to $13.5 million from $14.7 million in the same period last year.  As anticipated, the percentage sales decline in the third quarter was considerably less than through the first half of the year.  Contributing to the turnaround in the third quarter was the launch of bebe fragrance in bebe stores and at Dillard's as well the initial launch Republic of Women and Republic of Men for Banana Republic."

Management believes that its current full year 2009 guidance is conservative based on the sales achieved during the third quarter of 2009 and will review its guidance and update as necessary when third quarter financial results are announced on November 9, 2009.  Current guidance calls for net sales of $390 million, and net income attributable to Inter Parfums, Inc. common shareholders of approximately $21.0 million or $0.70 per diluted share, assuming the dollar remains at current levels.

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, and S.T. Dupont.  The Company also owns Lanvin Perfumes and Nickel, a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, New York & Company, Brooks Brothers and bebe brands.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products.  The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2008 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com